Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Pilgrim’s Pride Corporation for the registration and offer to exchange $100,000,000 of 9 1/4% Senior Subordinated Notes due 2013 for all outstanding 9 1/4% Senior Subordinated Notes due 2013, which have not been registered under the Securities Act of 1933 and to the incorporation by reference therein of our report dated November 4, 2003, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation included in its Annual Report (Form 10-K) for the year ended September 27, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Dallas, Texas

January 13, 2004